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                                          EXHIBIT 99
                                          NEWS RELEASE


AK Steel Says Middletown Blast Furnace Repairs to Take One Week


MIDDLETOWN, OH, December 2, 1996--AK Steel (NYSE: AKS) said today its Middletown blast furnace would be idled for about a week to repair damage caused on Thursday, November 28 when molten iron broke through refractory brick in an area adjacent to the tap hole. There were no injuries as a result of the incident, which occurred near the end of a three-hour cast.

     Damage was contained to sections of the exterior furnace shell below the tap hole and minor electrical damage. The damaged shell has been removed and is being replaced.

     The company said the outage and repairs will affect fourth quarter operating income by approximately $15 million, or about $0.30 per fully diluted share of common stock. Operations downstream of the Middletown continuous caster have not been impacted by the furnace outage. The company said the outage will have minimal effect on customer shipments.

     AK Steel produces low-carbon flat-rolled steel for automotive, appliance, construction and other markets. The company employs about 5,800 people in plants and offices in Middletown and Ashland, Kentucky.